Exhibit 99.1

YETI Reports Fourth Quarter and Fiscal Year 2021 Results
Fourth Quarter Net Sales Increased 18%; Full Year Increased 29%
Full Year Operating Margin of 19.5%; Adjusted Operating Margin of 20.9%
Fourth Quarter EPS Increased 15%; Adjusted EPS Increased 18%
Full Year EPS Increased 36%; Adjusted EPS Increased 37%
Provides Fiscal Year 2022 Outlook

Austin, Texas, February 17, 2022 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the fourth quarter and fiscal year ended January 1, 2022. The 13-week fourth quarter and 52-week fiscal year ended January 1, 2022 are compared to the 14-week fourth quarter and 53-week fiscal year ended January 2, 2021.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer, commented, “2021 was an incredible year for YETI, achieving several milestones during our fourth year as a public company. Today we are reporting nearly 30% net sales growth, adjusted operating margin expansion to approximately 21%, and balance sheet strength with over $300 million of cash on hand. We drove demand across our omni-channel with 35% growth in our DTC business, delivered strong performance in both our product categories of drinkware and coolers and equipment, and approached a 10% international sales mix. This performance was capped by fourth quarter net sales growth of 18%, exceeding the high-end of our outlook despite the many supply chain challenges facing the entire industry. Looking forward, as we continue to maneuver through the varied supply chain disruptions and pressures, I remain incredibly confident in the demand for the YETI brand.”

For the Three Months Ended January 1, 2022 (13 Week Period)

Net sales increased 18% to $443.1 million, compared to $375.8 million during the same period last year.

•Direct-to-consumer (“DTC”) channel net sales increased 21% to $263.9 million, compared to $217.8 million in the prior year quarter, driven by strong performance in both Drinkware and Coolers & Equipment. The DTC channel grew to 60% of net sales, compared to 58% in the prior year period.
•Wholesale channel net sales increased 13% to $179.2 million, compared to $158.0 million in the same period last year, primarily driven by Drinkware.
•Drinkware net sales increased 21% to $285.6 million, compared to $235.7 million in the prior year quarter, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment net sales increased 13% to $151.6 million, compared to $134.3 million in the same period last year, driven by strong performance in bags, outdoor living products, hard coolers and soft coolers.

Gross profit increased 13% to $254.8 million, or 57.5% of net sales, compared to $224.8 million, or 59.8% of net sales, in the fourth quarter of 2020. The 230 basis point decrease in gross margin was primarily driven by higher inbound freight rates, the unfavorable impact of the non-renewal of the Global System of Preferences (“GSP”) program on import duties and product input cost inflation, partially offset by lower inventory reserves.

Selling, general, and administrative (“SG&A”) expenses increased 12% to $161.1 million, compared to $143.4 million in the fourth quarter of 2020. As a percentage of net sales, SG&A expenses decreased 190 basis points to 36.3% from 38.2% in the prior year period, primarily driven by lower planned marketing expenses, partially offset by higher variable expenses.

Operating income increased 15% to $93.7 million, or 21.2% of net sales, compared to $81.4 million, or 21.7% of net sales during the prior year quarter.

Adjusted operating income increased 18% to $99.8 million, or 22.5% of net sales, compared to $84.5 million, or 22.5% of net sales during the same period last year.

Net income increased 17% to $72.9 million, or 16.4% of net sales, compared to $62.4 million, or 16.6% of net sales in the prior year quarter; Net income per diluted share increased 15% to $0.82, compared to $0.71 per diluted share in the prior year quarter.

Adjusted net income increased 19% to $77.4 million, or 17.5% of net sales, compared to $65.2 million, or 17.4% of net sales in the prior year quarter; Adjusted net income per diluted share increased 18% to $0.87, compared to $0.74 per diluted share in the prior year quarter.

For the Twelve Months Ended January 1, 2022 (52 Weeks)

Net sales increased 29% to $1,411.0 million, compared to $1,091.7 million in the prior year.

•DTC channel net sales increased 35% to $784.7 million, compared to $580.9 million in the prior year period, driven by both Drinkware and Coolers & Equipment. The DTC channel grew to 56% of net sales, compared to 53% in the prior year.
•Wholesale channel net sales increased 23% to $626.3 million, compared to $510.9 million in the same period last year, primarily driven by both Drinkware and Coolers & Equipment.
•Drinkware net sales increased 32% to $832.4 million, compared to $628.6 million in the prior year period, due to the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment net sales increased 24% to $551.9 million, compared to $446.6 million in the same period last year. The strong performance was driven by growth in bags, outdoor living products, soft coolers and hard coolers.

Gross profit increased 30% to $816.1 million, or 57.8% of net sales, compared to $628.8 million, or 57.6% of net sales in the prior year. Improvements in gross margin of 210 basis points were primarily driven by lower inventory reserves as well as a favorable mix shift to our DTC channel and product cost improvements, largely offset by 190 basis points of contraction primarily driven by higher inbound freight rates and the unfavorable impact of the non-renewal of the GSP program on import duties.

Selling, general, and administrative expenses increased 31% to $541.2 million, compared to $414.6 million in the prior year. The 2020 period included the benefit of cost reduction initiatives implemented in response to COVID-19. As a percentage of net sales, SG&A expenses increased 40 basis points to 38.4% from 38.0% in the prior year period. This increase was due to an increase in variable expenses, driven by the increased mix of our faster growing and higher gross margin DTC channel coupled with higher marketing expense.

Operating income increased 28% to $274.9 million, or 19.5% of net sales, compared to $214.2 million, or 19.6% of net sales during the prior year.

Adjusted operating income increased 32% to $295.1 million, or 20.9% of net sales, compared to $224.3 million, or 20.5% of net sales during the same period last year.

Net income increased 36% to $212.6 million, or 15.1% of net sales, compared to $155.8 million, or 14.3% of net sales in the prior year; Net income per diluted share increased 36% to $2.40, compared to $1.77 per diluted share in the prior year.

Adjusted net income increased 39% to $227.8 million, or 16.1% of net sales, compared to $164.2 million, or 15.0% of net sales in the prior year period; Adjusted net income per diluted share increased 37% to $2.57, compared to $1.87 per diluted share in the same period last year.

Balance Sheet and Cash Flow Highlights

Cash increased to $312.2 million, compared to $253.3 million at the end of Fiscal 2020.

Inventory increased 128% to $318.9 million, compared to $140.1 million at the end of Fiscal 2020, primarily due to the intentional inventory purchase order reductions taken during 2020 in response to COVID-19. Additionally, inventory was impacted by higher in-transit inventories in Fiscal 2021 due to extended lead times from ongoing supply chain disruptions, as well as the impact of higher inbound freight costs. The inventory increase represents a CAGR of 31% since the same period in 2019 compared to our net sales CAGR of 24% from full year 2019 to full year 2021.

Total debt, excluding finance leases and unamortized deferred financing fees, was $112.5 million, compared to $135.0 million at the end of the Fiscal 2020. During Fiscal 2021, YETI made mandatory debt payments of $22.5 million. At the end of Fiscal 2021, our cash balance exceeded total debt by $199.7 million.

Fiscal 2022 Outlook

Mr. Reintjes concluded, “Our strategic focus is unchanged in 2022, as we will continue to broaden reach and awareness of the brand, deliver uncompromising innovation, enhance and optimize our digital capabilities and expand our channel reach to scale internationally. Our net sales outlook of 18% to 20% growth is solidly above the high end of our long-term target. It reflects our strong conviction in our product pipeline, the opportunity to fulfill robust demand, and the ability to engage our global consumer. Despite the expectation of significant supply chain cost headwinds throughout the year, we remain focused on prioritizing strategic investments to support the long-term sustainable growth of the YETI brand.”

For Fiscal 2022, YETI expects:

•Net sales to increase between 18% and 20% with sales growth weighted to the second half of the year;
•Operating income as a percentage of net sales of approximately 18.5% and operating income to increase between 13% to 15%;
•Adjusted operating income as a percentage of net sales of approximately 20% and adjusted operating income to increase between 13% to 15%;
•An effective tax rate of approximately 24% (versus 21.8% in the prior year period);
•Net income per diluted share between $2.62 and $2.67, reflecting a 9% to 11% increase, with earnings growth weighted to the second half of the year;
•Adjusted net income per diluted share between $2.82 and $2.86, reflecting a 10% to 11% increase, with earnings growth weighted to the second half of the year;
•Diluted weighted average shares outstanding of approximately 88.9 million; and
•Capital expenditures of approximately $60 million primarily to support investments in technology and new product innovation and launches.

Conference Call Details
A conference call to discuss the fourth quarter and full year 2021 financial results is scheduled for today, February 17, 2022, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-451-6152 (international callers, please dial 201-389-0879) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com and by dialing 844-512-2921 and entering the access code 13726030. A replay will be available through March 3, 2022 by dialing 844-512-2921 (international callers, 412-317-6671).

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted operating income, adjusted net income, adjusted net income per diluted share as well as adjusted operating income and adjusted net income as a percentage of net sales. Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these measures are useful to investors as they are widely used measures of performance and to facilitate comparisons to other companies. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements relating to demand conditions, pricing conditions, expected sales levels, and our expectations for opportunity or growth, including those set forth in the quotes from YETI’s President and CEO, and the Fiscal 2022 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) uncertainty regarding global economic conditions, particularly the uncertainty related to the duration and impact of the rapidly evolving COVID-19 pandemic, including its impact on global economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Quarterly Report on Form 10-Q for the three months ended October 2, 2021, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the COVID-19 pandemic and its effects, including any worsening of the global business and economic environment as a result.

Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com

* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net sales	$443,125	$375,768	$1,410,989	$1,091,721
Cost of goods sold	188,316	150,924	594,876	462,918
Gross profit	254,809	224,844	816,113	628,803
Selling, general, and administrative expenses	161,074	143,418	541,175	414,570
Operating income	93,735	81,426	274,938	214,233
Interest expense	(820)	(1,425)	(3,339)	(9,155)
Other (expense) income	(697)	1,143	(3,189)	123
Income before income taxes	92,218	81,144	268,410	205,201
Income tax expense	(19,337)	(18,750)	(55,808)	(49,400)
Net income	$72,881	$62,394	$212,602	$155,801

Net income per share
Basic	$0.83	$0.72	$2.43	$1.79
Diluted	$0.82	$0.71	$2.40	$1.77

Weighted-average common shares outstanding
Basic	87,673	87,102	87,425	86,978
Diluted	88,757	88,320	88,666	87,847

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	January 1, 2022	January 2, 2021
ASSETS
Current assets
Cash	$312,189	$253,283
Accounts receivable, net	109,530	65,417
Inventory	318,864	140,111
Prepaid expenses and other current assets	29,584	17,686
Total current assets	770,167	476,497
Property and equipment, net	119,044	78,075
Operating lease right-of-use assets	54,971	34,090
Goodwill	54,293	54,293
Intangible assets, net	95,314	92,078
Other assets	2,575	2,034
Total assets	$1,096,364	$737,067

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$191,319	$123,621
Accrued expenses and other current liabilities	132,309	89,068
Taxes payable	14,514	18,316
Accrued payroll and related costs	30,844	25,810
Operating lease liabilities	10,167	8,247
Current maturities of long-term debt	24,560	22,697
Total current liabilities	403,713	287,759
Long-term debt, net of current portion	95,741	111,017
Operating lease liabilities, non-current	55,940	36,546
Other liabilities	23,147	13,327
Total liabilities	578,541	448,649

Commitments and contingencies

Stockholders’ Equity
Common stock, par value $0.01; 600,000 shares authorized; 87,727, and 87,128 shares outstanding at January 1, 2022, and January 2, 2021, respectively	877	871
Preferred stock, par value $0.01; 30,000 shares authorized; no shares issued or outstanding	—	—
Additional paid-in capital	337,735	321,678
Retained earnings (accumulated deficit)	178,858	(33,744)
Accumulated other comprehensive income (loss)	353	(387)
Total stockholders’ equity	517,823	288,418
Total liabilities and stockholders’ equity	$1,096,364	$737,067

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Twelve Months Ended
	January 1, 2022	January 2, 2021
Cash Flows from Operating Activities:
Net income	$212,602	$155,801
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	32,070	30,535
Amortization of deferred financing fees	679	935
Stock-based compensation	15,474	9,009
Deferred income taxes	5,147	(3,827)
Impairment of long-lived assets	2,473	1,051
Loss on prepayment of debt	—	1,064
Other	1,022	(74)
Changes in operating assets and liabilities:
Accounts receivable	(44,681)	16,353
Inventory	(179,803)	46,052
Other current assets	(10,587)	1,982
Accounts payable and accrued expenses	112,773	89,125
Taxes payable	(3,781)	14,943
Other	3,132	3,478
Net cash provided by operating activities	146,520	366,427
Cash Flows from Investing Activities:
Purchases of property and equipment	(56,121)	(15,566)
Additions of intangibles, net	(9,635)	(7,378)
Net cash used in investing activities	(65,756)	(22,944)
Cash Flows from Financing Activities:
Repayments of long-term debt	(22,500)	(165,000)
Taxes paid in connection with employee stock transactions	(3,506)	(1,028)
Proceeds from employee stock transactions	4,095	3,022
Finance lease principal payment	(1,108)	(185)
Borrowings under revolving line of credit	—	50,000
Repayments under revolving line of credit	—	(50,000)
Net cash used in financing activities	(23,019)	(163,191)
Effect of exchange rate changes on cash	1,161	476
Net increase in cash	58,906	180,768
Cash, beginning of period	253,283	72,515
Cash, end of period	$312,189	$253,283

YETI HOLDINGS, INC.
SELECTED FINANCIAL DATA
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Operating income	$93,735	$81,426	$274,938	$214,233
Adjustments:
Non-cash stock-based compensation expense(1)	4,135	2,694	15,474	9,009
Long-lived asset impairment(1)	142	419	2,473	1,051
Business optimization expense(1)(2)	1,768	—	2,247	—
Adjusted operating income	$99,780	$84,539	$295,132	$224,293

Net income	$72,881	$62,394	$212,602	$155,801
Adjustments:
Non-cash stock-based compensation expense(1)	4,135	2,694	15,474	9,009
Long-lived asset impairment(1)	142	419	2,473	1,051
Loss on prepayment of debt(3)	—	646	—	1,064
Business optimization expense(1)(2)	1,768	—	2,247	—
Tax impact of adjusting items(4)	(1,480)	(921)	(4,947)	(2,725)
Adjusted net income	$77,446	$65,232	$227,849	$164,200

Net sales	$443,125	$375,768	$1,410,989	$1,091,721
Operating income as a % of net sales	21.2%	21.7%	19.5%	19.6%
Adjusted operating income as a % of net sales	22.5%	22.5%	20.9%	20.5%
Net income as a % of net sales	16.4%	16.6%	15.1%	14.3%
Adjusted net income as a % of net sales	17.5%	17.4%	16.1%	15.0%

Net income per diluted share	$0.82	$0.71	$2.40	$1.77
Adjusted net income per diluted share	$0.87	$0.74	$2.57	$1.87
Weighted average common shares outstanding - diluted	88,757	88,320	88,666	87,847
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents start-up costs, transition and integration charges associated with our new distribution facility in Memphis, Tennessee, and costs to exit our distribution facility in Dallas, Texas.
(3)Represents the accelerated amortization of deferred financing fees resulting from the voluntary prepayments of our term loan.
(4)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for both the three months ended January 1, 2022 and January 2, 2021, respectively. For both the twelve months ended January 1, 2022 and January 2, 2021, the tax rate used to calculate the tax impact of adjustments was 24.5%.

Fiscal 2022 OUTLOOK
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands except per share amounts)

	Twelve Months Ended	Fiscal 2022 Outlook
	January 1, 2022	Low	High
Operating income	$274,938	$310,032	$315,676
Adjustments:
Non-cash stock-based compensation expense(1)	15,474	22,962	22,962
Long-lived asset impairment(1)	2,473	—	—
Business optimization expense(1)(2)	2,247	—	—
Adjusted operating income	$295,132	$332,994	$338,638

Net income	$212,602	$233,045	$237,334
Adjustments:
Non-cash stock-based compensation expense(1)	15,474	22,962	22,962
Long-lived asset impairment(1)	2,473	—	—
Business optimization expense(1)(2)	2,247	—	—
Tax impact of adjusting items(3)	(4,947)	(5,626)	(5,626)
Adjusted net income	$227,849	$250,381	$254,670

Net sales	$1,410,989	$1,664,968	$1,693,187
Operating income as a % of net sales	19.5%	18.6%	18.6%
Adjusted operating income as a % of net sales	20.9%	20.0%	20.0%
Net income as a % of net sales	15.1%	14.0%	14.0%
Adjusted net income as a % of net sales	16.1%	15.0%	15.0%

Net income per diluted share	$2.40	$2.62	$2.67
Adjusted net income per diluted share	$2.57	$2.82	$2.86
Weighted average common shares outstanding - diluted	88,666	88,923	88,923
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents start-up costs, transition and integration charges associated with our new distribution facility in Memphis, Tennessee, and costs to exit our distribution facility in Dallas, Texas.
(3)Represents tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for both Fiscal 2021 and Fiscal 2022.